Exhibit 99.1

PRESS RELEASE

TO BUSINESS AND ENERGY EDITORS:

Gulfport Energy Corporation Expands Drilling Program and Provides Guidance for 2005 and 2006

OKLAHOMA CITY, Sept. 16 /PRNewswire-FirstCall/ — Gulfport Energy Corporation, (OTC Bulletin Board: GPOR) expands drilling program and provides guidance for 2005 and 2006.

In March 2005, Gulfport commenced a new drilling program with initial plans for 20 new wells in its West Cote Blanche Bay Field (WCBB). Due to the success of the wells drilled to date as well as the completion of its proprietary seismic shoot in its East Hackberry Field, the Company has expanded this drilling program to approximately 47 total wells and 18 recompletions. Gulfport anticipates spending $60.0—$65.0 million in capital expenditures from June 2005 to March 2007 on drilling and recompletion activity as well as the upgrade and expansion of its facilities. Gulfport intends to fund this activity with the remaining net proceeds from the sale of common stock in February 2005 and the exercise of most of the Company’s outstanding warrants, cash flows from operations and borrowings under its $30.0 million credit facility with Bank of America if needed. No borrowings are currently outstanding under this facility, and the Company has initial availability of $18.0 million. Gulfport has current cash on hand of approximately $2.5 million.

Mike Liddell, Gulfport’s chief executive officer, said, “We are very pleased with the initial results of our West Cote Blanche Bay drilling program and excited about the completion of our East Hackberry seismic shoot which should enable us to select drilling locations before year-end. We believe these efforts will significantly enhance Gulfport’s production, provide us with an inventory of new drilling locations and allow us to further reduce our costs per barrel as we increase our production and leverage our existing operating facilities.”

2005 and 2006 Guidance

As a result of the initial drilling success, Gulfport’s net production was 2,929 barrels of oil equivalents (BOE) per day on September 13, 2005, which is up 42% from 2,068 BOE at December 31, 2004. Our projected 2005 production is expected to range from 815,000 to 850,000 BOE compared to 631,000 BOE for the year ended December 31, 2004. Gulfport anticipates that its expanded drilling program will continue to enhance production and provides the following guidance for the remainder of 2005 and 2006:

2005

* Q1 05 production was 165,000 BOE

* Q2 05 production was 185,000 BOE

* Q3 05 production estimate of 210,000 to 220,000 BOE

* Q4 05 production estimate of 255,000 to 280,000 BOE

* Capital expenditures of $15 to $25 million for the remainder of 2005

* Lease operating expenditures of $8.50 to $9.00 per BOE for Q3 and Q4 2005

* Selling, general and administrative expenses of $2.50 to $3.00 per BOE for Q3 and Q4 2005

2006

* 2006 production estimate of 1,450,000 to 1,600,000 BOE with production increasing during the year

* Capital expenditures in the range of $45 to $60 million for 2006

* Lease operating expenditures of $5.50 to $6.00 per BOE for 2006

* Selling, general and administrative expenses of $1.40 to $1.60 per BOE for 2006

Other Items

* Gulfport has the following hedges currently in place

—	Sept. to Dec. 2005: 1,000 bbls per day at $39.70 per bbl (price is net of transportation costs)

—	Sept. to Dec. 2005: 15,000 bbls per month at $63.80 per bbl (WTI)

—	Jan. to Dec. 2006: 45,000 bbls per month at $64.05 per bbl (WTI)

* Gulfport typically pays $0.85 per barrel in transportation costs and the basis differential in Louisiana has historically been approximately $0.50 per barrel

* The Company has a $99 million net operating loss (NOL) carryforward which expires between 2011 and 2024

* Severance taxes in the state of Louisiana are approximately 12.5% of gross revenues on oil and gas sales

West Cote Blanche Bay Field Drilling Program

Gulfport commenced its WCBB drilling program in March 2005 and has drilled 11 wells with another 28 wells scheduled to be drilled along with 18 recompletions over the next 18 months. The Company projects the total estimated cost of this drilling and recompletion program to be approximately $47.0 million. The new wells will primarily target proved undeveloped reserve locations. Since March 2005, Gulfport has completed ten wells and nine recompletions in WCBB at a total cost of approximately $14.0 million. Of the 11 wells drilled, nine are producing, one is waiting on side-tracking and one was unsuccessful. The one unsuccessful well was a shallow exploratory well that allowed the Company to satisfy requirements to maintain undeveloped acreage within State Lease 340 WCBB.

As of September 12, 2005, the new wells and recompletions were producing 1,136 net barrels of oil per day and 1,619 net mcf of gas per day. As of September 12, 2005, net production at WCBB was 2,339 barrels of oil per day, an increase of 31% from December 31, 2004. WCBB gas production was 1,274 Mcf of gas on September 12, 2005.

East Hackberry Field Seismic Shoot

Gulfport recently completed the acquisition phase of its proprietary three-dimensional (3-D) seismic survey of the East Hackberry Field located in Cameron Parish, Louisiana. The seismic survey covers 42 square miles in and around the East Hackberry Field. Since this portion of the East Hackberry salt dome has never been included in a 3-D seismic survey, the Company anticipates the shoot will reveal undrilled fault blocks that will allow Gulfport to drill new wells to both shallow and deep targets in the field. In addition, the Company believes the 3-D seismic data will allow Gulfport to drill existing proved undeveloped reserves as well as drill deeper in existing boreholes to encounter previously unknown fault blocks. The Company’s independent engineers, Netherland, Sewell & Associates, Inc. (NSA) had previously assigned 2 MMBO and 2.8 BCFG (net) to the proved undeveloped reserve category in the East Hackberry field at December 31, 2004. Gulfport anticipates that this will result in more reserve additions as well as reduced drilling costs as less boreholes will be required to capture those reserves. The total cost of the seismic shoot is estimated to be $5 million, the majority of which has already been funded. The final processed seismic data should be received by the end of September 2005 and the Company anticipates selecting drilling targets before year-end with commencement of drilling scheduled for the second quarter 2006. Currently, the Company anticipates drilling at least eight wells prior to March 2007. As of September 12, 2005, net production at Hackberry was 204 barrels of oil per day and 75 Mcf of gas per day.

Facilities

Gulfport reported minimal damage to its facilities from Hurricane Katrina. The Company’s East Hackberry operations saw no effect or downtime from the hurricane and its West Cote Blanche Bay facilities were shut-in and evacuated for precautionary reasons for only 4 days. The West Cote Blanche Bay operations are back up and running at 100% and the Company utilized the shut-in period to implement tie-in points for future facilities upgrades. Gulfport’s existing facilities are capable of handling the anticipated increase in production from our new drilling program and as a result the Company will be able to further reduce its costs per barrel.

About Gulfport

Gulfport is an independent oil and gas exploration and production company with its principal properties located in the Louisiana Gulf Coast area. The Company seeks to achieve reserve growth and increased cash flow from operations through low risk development activities on its existing properties and other acquisition opportunities.

This news release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). All statements, other than statements of historical facts, included in this news release that address activities, events or developments that Gulfport Energy Corporation (“Gulfport” or the “Company”), a Delaware corporation, expects or anticipates will or may occur in the future, including such things as future capital expenditures (including the amount and nature thereof), business strategy and measures to implement strategy, competitive strength, goals, expansion and growth of Gulfport’s business and operations, plans, references to future success, reference to intentions as to future matters and other such matters are forward-looking statements. These statements are based on certain assumptions and analyses made by Gulfport in light of its experience and its perception of historical trends, current conditions and expected future developments as well as other factors it believes are appropriate in the circumstances. However, whether actual results and developments will conform with Gulfport’s expectations and predictions is subject to a number of risks and uncertainties, general economic, market or business conditions; the opportunities (or lack thereof) that may be presented to and pursued by Gulfport; competitive actions by other oil and gas companies; changes in laws or regulations; and other factors, many of which are beyond the control of Gulfport. Consequently, all of the forward-looking statements made in this news release are qualified by these cautionary statements and there can be no assurances that the actual results or developments anticipated by Gulfport will be realized, or even if realized, that they will have the expected consequences to or effects on Gulfport, its business or operations. We have no intention, and disclaim any obligation, to update or revise any forward-looking statements, whether as a result of new information, future results or otherwise.

SOURCE Gulfport Energy Corporation

-0-                                                          09/16/2005

/CONTACT: Mike Liddell of Gulfport Energy Corporation, +1-405-848-8807, ext. 106/

/FCMN Contact: mmoore@gulfportenergy.com /

/Web site: http://www.gulfportenergy.com /

(GPOR)